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                                                                   Exhibit 10.44

                                  H POWER CORP.
                               1373 Broad Street
                           Clifton, New Jersey 07013


                                            May 16, 2000


ECO Fuel Cells, LLC
2201 Cooperative Way
Herndon, VA 20171
Attn: John McSweeney

Re: BOARD REPRESENTATION

Dear Mr. McSweeney:


         Reference is made to the Stock Purchase Agreement (the "Agreement"), dated as of August 25, 1999, between H Power Corp. ("H Power") and ECO Fuel Cells, LLC ("ECO"). This letter shall confirm H Power's and ECO's agreement that the provisions relating to ECO's right to representation on the Board of Directors of H Power contained in Sections 6.1 and 6.3 of the Agreement be amended to read in its entirety as follows;

         "6.1 REPRESENTATION ON THE BOARD OF DIRECTORS.

              (a) For so long as ECO owns, in the aggregate, at least 3% of the outstanding shares of common stock of H Power, ECO shall be entitled to designate one director on the management slate of nominees to H Power's Board of Directors (the "ECO Designee"). At least 90 days prior to each annual meeting of stockholders at which an ECO Designee will stand for election, ECO shall provide written notice to H Power indicating the ECO Designee to be nominated by ECO at such annual meeting, and such notice shall set forth as to such person proposed for nomination all information relating to such persons that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the related proxy statement as a nominee and to serving as a director if elected).

              (b) Subject to compliance with applicable law, H Power shall at all times take such action as is necessary to ensure that the nominating committee of the Board of Directors (or the full Board if there is no nominating committee) of H Power shall nominate and recommend to the stockholders of H Power that the stockholders elect the ECO Designee to the Board of Directors. H Power shall not nominate and recommend to the shareholders more nominees than there are Board positions available to be filled. As a condition precedent to the inclusion of any ECO Designee on any slate of nominees to be recommended to stockholders by the Board of Directors pursuant to Section 6.01(a), the nominating committee of the Board (or the full Board if there is no nominating committee) may review the information provided pursuant to Section 6.01(a) to evaluate in good




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faith such ECO Designee's character and fitness to serve as a director. If the nominating committee (or the full Board if there is no nominating committee) determines in good faith that any such ECO Designee lacks the character or fitness to serve as a director based on applicable legal and reasonable commercial standards, the nominating committee (or the full Board if there is no nominating committee) shall inform ECO of such determination, and ECO shall then have the right to propose an alternative ECO Designee who is reasonably acceptable to the Company. The ECO Designees elected to the Board of Directors shall receive, during the period in which they serve, any and all benefits (including, without limitation, any director compensation and grants of stock options under any non-employee director plan of H Power) provided to the other members of the Board of Directors of H Power. If at any time ECO's nominee is not on the Board for any reason, ECO shall have the right to designate one director to fill any vacancy on the Board, and the Board will designate such person to fill the vacant position until the next shareholders meeting at which such vacancy will be filled.

         6.3 [Intentionally omitted]"


         Kindly acknowledge your agreement to the foregoing by signing this letter in the space provided below and returning the same to the undersigned.

         This letter agreement shall take effect upon the consummation of an initial public offering of H Power common stock (IPO); provided, however, that if the IPO is not consummated within a period of two years from the date of this letter, this letter agreement shall be of no force and effect.


                                    Very truly yours,

                                    H POWER CORP.



                                    By:  /s/ William L. Zang
                                         _________________________________
                                          William L. Zang
                                          Chief Financial Officer


ACCEPTED AND AGREED:

ECO FUEL CELLS, LLC



By:  /s/ John McSweeney
     _______________________________
      Name: John McSweeney
      Title: President and C.E.O.